UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                Schedule 14D-9/A

                  SOLICITATION/ RECOMMENDATION STATEMENT UNDER
             SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)

                        WESTIN HOTELS LIMITED PARTNERSHIP
                            (Name of Subject Company)

                              KALMIA INVESTORS, LLC
                       Merced Partners Limited Partnership
                               Smithtown Bay, LLC
                         Global Capital Management, Inc.
                               John D. Brandenborg
                                 Michael J. Frey
                      (Name of PERSON(S) FILING STATEMENT)

                     UNITS OF LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                   960 377 109
                      (Cusip Number of Class Of Securities)

                                 Michael J. Frey
                            c/o Kalmia Investors, LLC
                         601 Carlson Parkway, Suite 200
                              Minnetonka, MN 55305
                                 (888) 323-3757
           (Name, Address and Telephone Number of Person Authorized to
            Receive Notices and Communications on Behalf of Offeror)

                                 With a copy to:

                               Gary J. Wolfe, Esq.
                               Seward & Kissel LLP
                             One Battery Park Plaza
                            New York, New York 10004
                            Telephone: (212) 574-1200
                            Facsimile: (212) 480-8421

                                TABLE OF CONTENTS

      Item 9. Exhibits.
      Signature
      Exhibit (a)(3)

                                  INTRODUCTION

This Amendment No. 2 amends the Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission by Kalmia Investors, LLC ("Kalmia") on November 17, 2003, as amended November 17, 2003. The purpose of this Amendment No. 2 to the Schedule 14D-9 is to include a second letter to the Unitholders, dated December 1, 2003, as Exhibit (a)(3). All other information is unchanged.

The information set forth in the Schedule 14D-9 filed November 17, 2003, as amended November 17, 2003, is incorporated by reference in this Amendment No. 2 to the Schedule 14D-9 in Items 1 through 8.

Item 9. Exhibits.

Exhibit No.     Description

          (a)(1) Letter to Limited Partners dated November 17, 2003 issued by Kalmia.*

          (a)(2) Form of withdrawal from WLP Acquisition LLC's tender offer.*

          (a)(3) Letter to Limited Partners dated December 1, 2003 issued by Kalmia.

--------------
*Previously filed.

                                    SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   KALMIA INVESTORS, LLC

                                     By: Smithtown Bay, LLC
                                         Its Manager

                                     By: Global Capital Management, Inc.
                                         Its Manager

                                     By: /s/  Michael J. Frey
                                         --------------------
                                         Name: Michael J. Frey
                                         Title: Chief Executive Officer

                                         December 1, 2003

                                     SMITHTOWN BAY, LLC

                                     By: Global Capital Management, Inc.
                                         Its Manager

                                     By: /s/ Michael J. Frey
                                         -------------------
                                         Name: Michael J. Frey
                                         Title: Chief Executive Officer

                                     Dated: December 1, 2003

                                     MERCED PARTNERS LIMITED PARTNERSHIP

                                     By: /s/ Michael J. Frey
                                         -------------------
                                         Name: Michael J. Frey
                                         Title: Chief Executive Officer

                                     Dated: December 1, 2003

                                     GLOBAL CAPITAL MANAGEMENT, INC.

                                     By: /s/ Michael J. Frey
                                         -------------------
                                         Name: Michael J. Frey
                                         Title: Chief Executive Officer

                                     Dated: December 1, 2003

                                     MICHAEL J. FREY

                                     By: /s/ Michael J. Frey

                                     Dated: December 1, 2003

                                     JOHN D. BRANDENBORG

                                     By: /s/ John D. Brandenborg
                                         -----------------------

                                     Dated: December 1, 2003


Dated December 1, 2003